Registration Statement No. 333-217200
Filed Pursuant to Rule 433
Dated October 19, 2017

 BMLP Data as of September 29, 2017 BMO BMO Elkhorn DWA MLP Select1M Index ETN (BMLP) BMO Capital Markets ETN Details ETN Overview IN PARTNERSHIP WITH RSEY WRIGHT ASSOCIATES Ticker BMLP Intraday NAV BMLP.IV CUSIP 063679104 ISIN US0636791040 Expense Ratio 0.85% Distribution Frequency Quarterly Distribution Amount Variable Exchange Nasdaq Issuer Bank of Montreal Initial Trade Date 12/19/2016 Maturity Date 12/10/2036 Index Details Index Ticker DWAMLP Live Date May 1, 2015 Index Eval. Frequency Monthly Weighting Equal Index Characteristics DWA MLP Selectrm Index Details Number of Constituents 15 Current Yield 6.61% As of 9/15/2017 Index Constituents Name Andeavor Logistics LP 6.67% Antero Midstream Partners LP 6.67% Cheniere Energy Partners LP 6.67% Crestwood Equity Partners LP 6.67% Dominion Energy Midstream Part 6.67% Energy Transfer Equity LP 6.67% Golar LNG Partners LP 6.67% Holly Energy Partners LP 6.67% MPLX LP 6.67°/o Suburban Propane Partners LP 6.67% Sunoco LP 6.67% Tallgrass Energy Partners LP 6.67% TC PipeLines LP 6.67°/o Western Gas Equity Partners LP 6.67% Williams Partners LP 6.67°/o As of 10/1/2017 For more information, please contact us: Phone: The BMO Elkhorn DWA MLP SelectTM Index ETN is linked to the performance of Dorsey Wright's DWA MLP SelectTM Index, which is a price return index, and may pay a variable quarterly coupon linked to the cash distributions paid on the MLPs in the index, less accrued investor fees. Index Overview The DWA MLP SelectTM Index includes 15 MLPs based on Dorsey Wright's proprietary Relative Strength rank- ing methodology. The index is evaluated on a monthly basis and, if the index experiences a change, the 15 MLPs will be equally weighted. Relative Strength attempts to minimize exposure to underperforming positions, while maximizing exposure to securities that have already demonstrated the ability to outperform a broad market benchmark or the other securities in the investment universe. Performance YTO 1Mo 3Mo r 6Mo 1Yr 2Yr Inception* DWA MLP Select'," Index -9.73% 3.66% -2.26% -11.3% -2.57% 28.51% -16.56% DWA MLP SelectTM Total Return Index -5.07% 3.66% -0.44% -7.90% 4.22% 47.49% -1.67% Alerian MLP Total Return Index -5.62% 3.43% -2.11% -8.12% -3.13% 18.12% -25.45% The DWA MLP SelectTM Index was launched 5/1/2015. Source: Bloomberg L.P. As of 9/29/2017 Performance data quoted represents past performance, which is not a guarantee of future results. Investment returns and principal value will fluctuate, and the notes, if redeemed, may be worth more or less than their original cost. Current performance may be higher or lower than performance data quoted. Returns less than one year are cumulative. Call 877369.5412 for current month-end performance. Historical Index Performance /0 -DWA MLP Select Total Return Index -Alerian MLP Total Return Index 120 110 100 90 80 70 - 60 - so 40 0 (7\'7 Oh Source: Bloomberg L.P. Data from 5/1/2015 to 9/29/2017. Past performance does not guarantee future results. The Alerian MLP Index is the leading gauge of energy Master Limited Partnerships (MLPs) and is a float-ad- justed, capitalization-weighted index, whose constituents represent approximately 85% of total float-adjusted market capitalization. Industry Sectors Source: Bloomberg L.P. Pipelines 66.67% Retail 6.67% Trans ortation 6.67°/ Oil Er Gas 13.33% Gas 6.67% 877-369-5412 Email: us.etn@bmo.com Website: www.bmoetn.com Continued on next page Member FINRA, SIPC NOT FDIC INSURED / NOT BANK GUARANTEED / MAY LOSE VALUE

BMLP BMO Elkhorn DWA MLP SelectTM Index ETN (BMLP) Index Strategy Dorsey Wright IN PARTNERSHIP WITH RSEY WRIGHT 6 ASSOCIATES BMO Capital Markets Select 15 MLPs U.S. MLP Universe Call Us 1-877-369-5412 Market Cap Er Liquidity Screens Relative with Highest Strength Relative Strength Screening and Equal Weight Email Us us.etn@bmo.com DWA MLP SelectTM Index Visit Us www.bmoetn.com IMPORTANT RISK INFORMATION An investment in the BMO Elkhorn DWA MLP SelectlM Index Exchange Traded Notes described herein (the "ETNs") involves risks. Selected risks are summarized here, but we urge you to read the more detailed explanation of risks described under "Risk Factors" in the Bank of Montreal prospectus dated April 27 2017, prospectus supplement dated April 27, 2017 and pricing supplement dated April 27 2017. Uncertain Principal Repayment—You may receive less than the principal amount of your ETNs at maturity, call or upon redemption. If the level of the Index decreases, or does not increase, by an amount equal to the percentage of the principal amount represented by the Accrued Tracking Fee and the Redemption Fee, if applicable, you will receive less, and possibly significantly less, than your original investment in the ETNs. Credit Risk of Bank of Montreal—The ETNs are unsecured debt obligations of the issuer, Bank of Montreal, and are not, either directly or indirectly, an obligation of or guaranteed by any third party. Any payments you are entitled to receive on your ETNs, including any payment at maturity, call or redemption, are subject to the issEuTer'ss N ability to pay its obligations as they come due. As a result, the actual and perceived creditworthiness of Bank of Montreal will affect the market value, if any, of the prior to maturity, call or redemption. In addition, in the event that Bank of Montreal were to default on its obligations, you may not receive any amounts owed to you under the terms of the ETNs. No Fixed Interest Payments—You will not receive any fixed periodic interest payments on the ETNs, and your quarterly Coupon Payments are uncertain and could be zero. A Trading Market for the ETNs May Not Continue Over the Term of the ETNs—The ETNs are listed on Nasdaq under the symbol "BMLP". However, a trading market for your ETNs may not continue for the term of the ETNs. We are not required to maintain any listing of the ETNs on Nasdaq or any other exchange or quotation system. The intraday indicative value and the closing indicative value are not the same as the closing price or any other trading price of the ETNs in the secondary market—The closing indicative value will be published on each Index Business Day under the Bloomberg ticker symbol BMLPIV <Index>. The intraday indicative value of the ETNs is based on the most recent intraday level of the Index and will be calculated and published every 15 seconds on each Index Business Day during normal trading hours under the Bloomberg ticker symbol BMLPIV <Index> and will be disseminated over the consolidated tape, or other major market vendor. The trading price of the ETNs at any time is the price at which you may be able to sell your ETNs in the secondary market at such time, if one exists. The trading price of the ETNs at any time may vary significantly from their intraday indicative value at such time. Paying a premium purchase price over the intraday indicative value of the ETNs could lead to significant losses in the event one sells the ETNs at a time when that premium is no longer present in the market place or the ETNs are called—Paying a premium purchase price over the intraday indicative value of the ETNs could lead to significant losses in the event one sells the ETNs at a time when such premium is no longer present in the market place or the notes are called, in which case investors will receive a cash payment in an amount based on the index closing levels of the notes during the call measurement period. The Index has a limited performance history—The DWA MLP SelectTM Index was launched on May 1, 2015, and therefore has no performance history prior to that date. Consequently, little or no historical information will be available for you to consider in making an independent investigation of the DWA MLP SelectlM Index's performance, which may make it difficult for you to make an informed decision with respect to an investment in the ETNs. Call Feature—Your ETNs may be repurchased at the issuer's option and without your consent. In the event that we call the ETNs, the call settlement amount may be significantly less than the stated principal amount of the ETNs or the price at which you purchased your ETNs. Restrictions on Repurchases by Bank of Montreal— You must offer the applicable minimum redemption amount of 50,000 ETNs to the issuer for your offer for redemption to be considered. Tax Treatment—Significant aspects of the tax treatment of the ETNs are uncertain and may be less favorable than a direct investment in MLPs. You should consult with your own tax advisor about your own tax situation. Bank of Montreal, and its affiliates, and Elkhorn Investments do not provide tax advice, and nothing contained herein should be construed as tax advice. Please be advised that any discussion of U.S. tax matters contained herein (including any attachments): (i) is not intended or written to be used, and cannot be used, by you for the purpose of avoiding U.S. tax-related penalties, and (ii) was written to support the promotion of marketing of the transactions or other matters addressed herein. Accordingly, you should seek advice based on your particular circumstances from your independent tax advisor. Bank of Montreal, the issuer of the ETNs, has filed a registration statement (including a pricing supplement, prospectus supplement and prospectus) with the SEC about the offering to which this free writing prospectus relates. Before you invest, you should read those documents and the other documents relating to this offering that Bank of Montreal has filed with the SEC for more complete information about Bank of Montreal and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, Bank of Montreal, any agent or any dealer participating in this offering will arrange to send you the pricing supplement, the prospectus supplement and the prospectus if you so request by calling tollfree at 1-877-369-5412. There are risks involved with investing in ETNs, including possible loss of principal. The ETN's return may not match the return of its Index. This ETN is new and has a limited operating history. An investor should consider the investment objectives, risks, charges and expenses of the ETN carefully before investing. To obtain a prospectus containing this and other information, please call 1-877-369-5412. Read the prospectus carefully before you invest. Member FINRA, SIPC NOT FDIC INSURED / NOT BANK GUARANTEED / MAY LOSE VALUE